UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2016

VALERITAS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-198807	46-5648907
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

750 Route 202 South, Suite 600

Bridgewater, NJ 08807

(Address of principal executive offices, including zip code)

+1-908-927-9920

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Results of Operations and Financial Condition

The Board of Directors of Valeritas Holdings, Inc. (the “Company”) approved the promotion of Matthew Nguyen to Chief Commercial Officer of the Company on December 20, 2016. On December 21, 2016, the Company announced Mr. Nguyen’s promotion. Prior to his promotion, Mr. Nguyen served as the Company’s Senior Vice President, Commercial. The Company is furnishing a copy of the press release, which is attached hereto as Exhibit 99.1.

Mr. Nguyen, age 46, served as Senior Vice President, Commercial since February 2016, prior to which he served as Vice President for Integrated Healthcare Management since joining Valeritas in September 2006. Prior to joining Valeritas, Mr. Nguyen was a New Business Development Director for Janssen, LP, a division of Johnson & Johnson, from 2005 to 2006. Prior to joining Janssen, LP, he served as head of health economics research for metabolism, new product marketing, and head of analytics and commercial effectiveness for the CNS business unit at Sanofi from 2000 to 2005. Mr. Nguyen earned a B.S. in Pharmacy and a Doctor of Pharmacy from the Philadelphia College of Pharmacy and Science. He also completed a Fellowship in Health Economics and Outcomes Research in conjunction with Thomas Jefferson University Hospital and Janssen Pharmaceutical, Inc. and earned an M.B.A. from Rutgers University in New Jersey.

Mr. Nguyen’s employment agreement with the Company, made and entered into as of December 20, 2016 (the “Employment Agreement”), provides for an annual base salary for Mr. Nguyen of $287,000 and a target annual bonus opportunity of 35% of his annual base salary. Mr. Nguyen will be eligible to receive future long-term incentive awards in accordance with the Valeritas Holdings, Inc. 2016 Incentive Compensation Plan.

In the event the Company terminates Mr. Nguyen’s employment without Cause (as defined in the Employment Agreement) or Mr. Nguyen resigns for Good Reason (as defined in the Employment Agreement, and other than in connection with a change in control or due to death or disability), Mr. Nguyen is entitled to receive (i) 9 months of base salary continuation; (ii) a pro-rated portion of the annual bonus Mr. Nguyen would otherwise have earned for the year of termination, based on actual performance for the full year and payable when such bonus would have otherwise been paid; (iii) any annual bonus earned but not yet paid for the completed fiscal year immediately prior to the termination date; and (iv) reimbursement for the cost of providing continued health coverage for a period of 9 months or until Mr. Nguyen is offered benefits from a subsequent employer, if earlier.

In the event the Company terminates Mr. Nguyen’s employment without Cause (as defined in the Employment Agreement) or Mr. Nguyen resigns for Good Reason (as defined in the Employment Agreement, and other than due to death or disability), in either case, within 3 months prior to a change in control (but within the “pre-closing period” as defined in the Employment Agreement) or within 12 months following a change in control, Mr. Nguyen is entitled to receive (i) 12 months of base salary continuation; (ii) a pro-rated portion of Mr. Nguyen’s target annual bonus for the year of termination; (iii) any annual bonus earned but not yet paid for the completed fiscal year immediately prior to the termination date; and (iv) reimbursement for the cost of providing continued health coverage for a period of 12 months or until Mr. Nguyen is offered benefits from a subsequent employer, if earlier.

In the event Mr. Nguyen’s employment terminates on account of death or disability, Mr. Nguyen (or Mr. Nguyen’s estate in the case of death) is entitled to receive 3 months of base salary continuation.

The severance payments and benefits described above are subject to Mr. Nguyen timely executing a release of claims in the Company’s favor (except in the event of Mr. Nguyen’s death) and to reduction in the event that the payments and benefits received in connection with a change in control would result in the imposition of excise taxes under Section 4999 of the Internal Revenue Code and such reduction results in Mr. Nguyen retaining a greater after-tax amount.

The Employment Agreement contains restrictive covenants pursuant to which Mr. Nguyen has agreed to refrain from competing with the Company or soliciting the Company’s clients, customers or employees, in each case, while employed and following Mr. Nguyen’s termination of employment for a period of 9 months or 12 months if such termination is in connection with a change in control.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Employment Agreement, which the Company intends to file as an exhibit to its next periodic report.

There are no arrangements or understandings between Mr. Nguyen and any other person pursuant to which Mr. Nguyen was appointed to serve as Chief Commercial Officer of the Company. There are no family relationships between Mr. Nguyen and any director or executive officer of the Company, and Mr. Nguyen has no direct or indirect material interest in any “related party” transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01.	Exhibits

(d)	Exhibits

99.1	Press release issued by the Company on December 21, 2016 titled “Valeritas Promotes Matthew Nguyen to Chief Commercial Officer”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALERITAS HOLDINGS, INC.

Date: December 21, 2016	By:	/s/ John Timberlake
	Name: Title:	John Timberlake Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Company on December 21, 2016 titled “Valeritas Promotes Matthew Nguyen to Chief Commercial Officer”.